EXHIBIT 10-10

Investment Agreement

Entered into on [date] between [entity/entities x] (the “Investors”), of [address] and Cantabio Pharmaceuticals, Inc. (the “Corporation”), a Delaware corporation, of 2225 East Bayshore Road #223, Palo Alto, CA, USA.

Recitals

The Investors are to provide an investment of a total of USD $1,500,000 (the “Investment”) in the Corporation to enable the Corporation to restructure, carry out a name change and forward stock split (the “Corporate Actions”), and to pursue opportunities within the biotechnology sector, including, but not limited to identifying a merger or acquisition candidate and completing a merger within 6 months.

Agreement

1.           Form of investment. The investment shall total One Million Five Hundred Thousand US dollars (USD $1,500,000) and is to be split into the following payments (the “Investment Tranches”).
a.	One Hundred and Fifty Thousand US dollars (USD $150,000) has already been received by the Directors of the Corporation by way of a cash advance.
b.	A further payment of Three Hundred and Fifty Thousand US dollars (USD $350,000) is due on completion of the Corporate Actions.
c.	Two further cash payments each of Five Hundred Thousand US dollars (USD $500,000), are to be paid as detailed in item 2.

2.           Subscription Agreements. Each Investment Tranche will take the form of a separate subscription agreement, as shown in exhibit A.

3.           Timing. A payment of Three Hundred and Fifty Thousand US Dollars (USD $350,000) (the “First Tranche”) is due within 14 days of completion of the Corporate Actions, as measured by the filing of the Corporation’s SEC Form 8-K detailing the Corporate Actions. A second payment of Five Hundred Thousand US Dollars ($500,000) (the “Second Tranche”) shall become due exactly 6 calendar months after completion of the Corporate Actions. A third payment of Five Hundred Thousand US Dollars (USD $500,000) (the “Third Tranche”) shall become due exactly 12 calendar months after completion of the Corporate Actions. Each of these payments are to be made within 14 days of their respective dates and late payment will be subject to item 6 of this agreement. The Investors can bring forward the timings of the Investment Tranches with the agreement of the Directors of the Corporation.

4.           Issuance of New Stock. The First Tranche, Second Tranche and Third Tranche shall be convertible into shares by the issuance of new common stock, the price of which will be highest of (A) Two US Dollars per share (USD $2.00), or (B) the market price quoted at close of trading on the date of payment of each Investment Tranche as detailed in item 3.

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5.           Further Funding. After the completion of the Investment Tranches the Investors, with agreement from the Company, will have the option to invest a further One Million US Dollars ($1,000,000) at the same terms as detailed in item 4. This payment will be covered by an additional subscription agreement.

6.           Penalties. In the event of non-payment in full of an Investment Tranche within the time period as described in item 3 the Corporation has the right to issue new stock for the purpose of attracting alternative investment. The amount of stock that can be issued will be at the discretion of the Directors of the Corporation in the best interests of securing funding for the Corporation and the amount issued will not be limited.

7.           Voting rights. In the event of the triggering of clause 6 the Investors grant to the Directors of the Corporation an irrevocable proxy for any shareholder vote or action by written consent for the purposes of the issuance of new stock or the approval of a sale of, or investment in the Corporation.

8.           Sale and Transfer. The standard investor rights as governed by the Securities and Exchanges Commission (“SEC”) apply to all currently issued and future stocks as per the class of stock. Neither currently issued or any new stock to be issued as described in this agreement will carry any non-dilution rights, right of first refusal, buy back right, drag along right or any other rights, other than standard transfer conditions for publically traded stock as governed by the SEC and FINRA in the United States of America.

9.           Adjustments for Stock Splits, Etc. Wherever in this agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Corporation of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of any such class or series of stock, the specific number of shares so referenced in the Agreement shall be automatically adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

10.           Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. Counterparts may be executed and delivered by facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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Signed in Witness Whereof the parties have hereto executed this Agreement as of the date and year first written above

On behalf of the Corporation

________________________________________
Name:
Title:

On behalf of the Investors

________________________________________
Name:
Title:

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